Exhibit 10.4

CONFIDENTIAL

February 22, 2020

Ms. Laurie Stelzer

Dear Laurie,

Congratulations! Arena Pharmaceuticals, Inc. (“Arena” or “Company”) is very pleased to offer you the position of Executive Vice President and Chief Financial Officer, reporting to Amit Munshi, President and CEO.  Your position will be based in San Diego, CA. This position requires approximately 30-50% travel that will vary based on business needs.

Compensation
Your annualized salary will be $480,000 payable at the semi-monthly rate of $20,000 in accordance with Arena's normal payroll policies and procedures.  This is an exempt position, which means you are paid on a salary basis for the job you perform, not by the hour, and that you are not eligible for overtime.

You will be eligible to participate in an Arena Bonus Plan in 2020, with a bonus target potential of 50% (fifty percent) of your annualized base salary. Such a bonus would be contingent upon the successful achievement of corporate and individual objectives, and subject to approval by the Board of Directors. Such bonus, if any, will be prorated based on the number of months worked in the plan year, and you must be actively employed with Arena on the bonus payment date to be eligible to earn the bonus. Your salary and any bonus will be subject to customary federal, state and local taxes and withholdings.

As an incentive to accept Arena’s offer of employment and in connection with your acceptance of this offer of employment and the commencement of your employment, we will recommend to the Compensation Committee of the Board of Directors, or other authorized committee, that you be granted an option to purchase 132,000 (one-hundred thirty-two thousand) shares of the Company’s common stock (the “Stock Option Award”) and a Performance Restricted Stock Unit consisting of 6,300 shares of the Company’s common stock (the “PRSU Award”) (collectively the “Equity Awards”).  The Equity Awards will be granted on your date of hire and are subject the terms and conditions of the Company’s Equity Incentive Plan(s) under which each award is granted and the Grant Agreement associated with each award, including the applicable vesting criteria.

In addition, subject to the commencement of employment, Arena will pay you a one-time bonus of $25,000 (twenty-five thousand dollars) gross, subject to bonus tax rates (the “Sign-on Bonus”). The Sign-on Bonus will be paid within 30 calendar days of your date of hire, and will be fully repayable by you to Arena if your employment with the Company terminates, for any reason other than involuntary reduction in force, prior to the twelfth (12th) month anniversary of your employment start date and assumes continuous, full-time employment throughout that 12-month period. The Sign-On Bonus is repayable to the Company is due on or prior to your date of termination. By signing this offer letter, you acknowledge your agreement to the repayment requirements for the Sign-On Bonus.

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Employee Benefits

You are eligible to accrue a maximum of 120 hours of paid vacation per calendar year, accruing from a zero balance on your hire date and capped as set forth in the Arena Employee Handbook. You are also eligible to take a maximum of 48 hours of sick leave per calendar year. In addition, Arena offers a holiday schedule which includes a week off in Summer and Winter between Christmas and New Years’ Day.

Effective as of your date of hire you may be eligible to participate in Arena’s health insurance plans, 401(k) and other benefit plans according to the terms and conditions of those plans.  A brochure outlining these benefits is available upon request and information is also available through our Benefits team.  Arena reserves the right to change the terms or cancel its compensation and benefits programs at any time.

Employment Relationship

Your employment will be “at-will.” This means that you or Arena may terminate the employment relationship at any time, for any reason or no reason, with or without cause and with or without prior notice. This “at will” status may not be changed except by written agreement signed by both you and the Chief Executive Officer.

Employment Contingency

This offer of employment and/or your employment by Arena is contingent upon:

•	Successful completion of a background and reference checks prior to your date of hire
•	Submitting proof of your identity and your legal right to work in the US (work authorization) within three days of your date of hire, in conformance with I-9 requirements
•	Execution of the attached Memo of Understanding on or before your date of hire
•	Execution of Arena’s Employee Proprietary Information and Inventions Agreement on or before your date of hire
•	Certification of receipt and understanding of Arena’s Code of Business Conduct and Ethics, and Insider Trading Policy on or before your date of hire

By signing this offer letter, you represent that you have reviewed and understand the description of your duties in the role you have been offered, and that your employment with Arena will not conflict with or violate any agreement or understanding with your former employer or other person or entity.

Arena Policies and Procedures

You will be required to abide by and agree to all Arena policies and procedures, including but not limited to those set forth in the Arena employee handbook and accompanying policies. Upon your date of hire, you will be provided the employee handbook and other company policies and procedures for review and will be required to acknowledge receipt of the with your signature.

This letter and the documents to which it refers set forth the complete offer we are extending to you and supersedes and replaces any prior inconsistent statements or discussions.  It may be changed only by a subsequent written agreement signed by the head of Human Resources or the Chief Executive Officer.

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Laurie, we are enthusiastic about the prospects of your joining the Arena team and look forward to a mutually rewarding professional relationship. This offer shall remain effective until 5:00pm PT on Monday, February 23, 2020, and is contingent upon your commencement of work on or before March 16, 2020.  If the terms of this offer are acceptable to you, please sign in the space provided below indicating your agreement to the provisions of this offer of employment.

Sincerely,

/s/ Suzanne Zoumaras

Suzanne Zoumaras

EVP & Chief Human Resources Officer

Acceptance:

I have read the terms of this offer of employment from Arena Pharmaceuticals, Inc. and accept and agree to them.

/s/ Laurie Stelzer2/23/2020

Laurie StelzerDate

Enclosures:

Employee Proprietary Information and Inventions Agreement

Code of Business Conduct and Ethics

Insider Trading Policy

Confidentiality Reminder Memo

Copy of Severance Benefits Plan

2020 Benefits Summary

PRSU Program Overview

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